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                                                                    EXHIBIT 10.8

            Amendment No. 3 to Letter Agreement Dated August 15, 1994

This Amendment No. 3 ("Amendment No. 3") to the Letter Agreement dated August 15, 1994 (the "Letter Agreement") amended as of October 17, 1994 ("Amendment No. 1") and amended as of August 16, 1996 ("Amendment No. 2") , is made as of the 31st day of August, 1997 by and between Orchard Capital Corporation, a California corporation, 10960 Wilshire Blvd., Suite 500, Los Angeles, California 90024 ("Consultant") and MAI Systems Corporation, a Delaware corporation, 9600 Jeronimo Road, Irvine, California 92718 ("MAI") with reference to the following facts:

A. On or about August 15, 1994, the parties entered into the Letter Agreement pursuant to which Consultant was to provide the services of its employee, Richard S. Ressler, to MAI, on various terms and conditions in exchange for certain consideration to be paid by MAI to Consultant.

B. On or about October 17, 1994, pursuant to Amendment No. 1 certain terms of the Agreement were amended.

C. On or about August 16, 1996, pursuant to Amendment No. 2 the term of the Agreement expired but the Consultant continued to perform services to MAI and the parties extended the term of the consultancy up through and including August 31, 1997 and amended certain terms of the Agreement to be effective during the term extension.

D. The extended term of the Agreement in Amendment No. 2 has expired but Consultant has continued to perform services for MAI and the parties seek to extend the term of the consultancy and to amend certain terms of the Agreement to be effective during the term extension.

Now, therefore, in consideration of the mutual benefits to be derived hereunder, the parties agree as follows:

1.) Extension of Term. The term of the consultancy shall be extended up through and including August 31, 1998.

2.) Fixed Compensation. During the period of extension, i.e. from September 1, 1997 up through and including August 31, 1998. Consultant shall be compensated at the monthly rate of Twenty-four Thousand and no/100 Dollars ($24,000) prorated, if necessary, for partial months.

3.) Equity Compensation. MAI shall consider the appropriate equity compensation for Consultant for services rendered during the extension period. The parties acknowledge that equity compensation may take the form of warrants to purchase shares of MAI's Common Stock, participation in one of its stock option plans, or otherwise. Nothing herein shall be construed to commit MAI to pay any equity compensation to Consultant for services during the period of extension.

4.) Confirmation of Other Terms and Conditions. In all other respects the parties reaffirm and acknowledge all of the terms and conditions set forth in the Agreement and Amendments No. 1 and 2.

In witness whereof. the parties have executed this Amendment No.3 as of the day and year first written above.

Orchard Capital Corporation             MAI Systems Corporation

By: /s/ RICHARD S. RESSLER              By: /s/ GEORGE G. BAYZ
   -------------------------------         --------------------------------
      Richard S. Ressler                    George G. Bayz
      President                             President